UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported):  August 15, 2012

BROADCAST INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Utah	0-13316	87-0395567
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File No.)	Identification No.)

7050 Union Park Avenue, Suite 600, Salt Lake City, UT 84047
(Address of principal executive offices, including zip code)

(801) 562-2252
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BROADCAST INTERNATIONAL, INC.

FORM 8-K
Item 1.01.  Entry into a Material Definitive Agreement.

On August 15, 2012, Broadcast International, Inc. (the “Company”) continued its sale of senior secured promissory notes (the “Notes”) pursuant to a Note and Warrant Purchase and Security Agreement (“Agreement”) previously described and included as an exhibit to Form 8-K filed on July 18, 2012.  The Company completed the sale of additional Notes that have a principal value of $900,000 with various individuals and entities as holders (“Holders”), which with the Notes previously sold now aggregates a total principal amount of $2,900,000.  On July 31, 2012 the Board of Directors increased the total amount that could be sold pursuant to the Agreement to $5,000,000.  These Notes contain the same terms and conditions as the Notes previously sold pursuant to the Agreement, including:

The principal balance of the Notes bear interest at the rate of 12% per annum with principal and all accrued interest payable on or before July 13, 2013 (“Maturity Date”).  The principal of the Notes is convertible into common stock of the Company at the conversion price of $.25 per share at the option of the Holders.

The Company received net proceeds from the sale of approximately $851,600 in cash.

As additional consideration for the Notes, the Company agreed to issue to the Holders warrants (“Warrants”) to acquire up to 200,000 shares of common stock of the Company for each $100,000 of principal value of the Notes.  Such warrants have a five year life, are exercisable at $.25 per share, have reset provisions in the event the Company sells equity at less than $.25 per share and cashless exercise rights.

The Company paid its investment banker $36,250 in compensation for arranging the Loan and paid $12,126 for certain legal expenses incurred for preparation of the Agreement.

The foregoing summary of the Transaction is not necessarily complete and is qualified in its entirety by reference to the complete text of the Agreement, Note and Form of Warrant which are included as exhibits to the Current Report on Form 8-K filed July 18, 2012.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

Information regarding the Company’s obligations under the Transaction, as set forth in Item 1.01 above, is incorporated by reference in this Item 2.03.

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Item 3.02.  Unregistered Sales of Equity Securities.

On July 15, 2012, the Company entered into promissory notes (“Notes”) with  individuals and entities as holders of the Notes in consideration the payment of $900,000 in cash.  The Notes are convertible into shares of common stock of the Company at an exercise price of $.25 per share.  In addition the Company issued warrants to the holders of the notes to acquire up to 1,800,000 shares of common stock of the Company.  Such warrants have a six year life and are exercisable at $.25 per share. All of the holders of the Note and Warrants were accredited investors and were fully informed regarding their investments.  In the transactions, we relied on the exemption from registration under the Securities Act set forth in Section 4(2) thereof.

Item 9.01.  Financial Statements and Exhibits

(c)	Exhibits: None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 15, 2012.

BROADCAST INTERNATIONAL, INC.
a Utah corporation

By:	/s/ James E. Solomon
Name:	James E. Solomon
Title:	Chief Financial Officer

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